EXHIBIT 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this registration statement on Form S-4 of Pioneer Natural Resources Company (“Pioneer”) and the related joint proxy statement/prospectus of the reference of Netherland, Sewell & Associates, Inc. contained in the Annual Report on Form 10-K of Evergreen Resources, Inc. for the year ended December 31, 2003 filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” included in the joint proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ FREDERIC D. SEWELL

Frederic D. Sewell Chairman and Chief Executive Officer
Houston, Texas
June 11, 2004